EXHIBIT 10.46

Retirement Income Plan

of IBP, inc.

As Amended and Restated

Effective August 1, 2000

ARTICLE I. PURPOSE AND MERGER/RESTATEMENT

1.1	Merger/Restatement

THE RETIRMENT INCOME PLAN OF IBP, inc. was hereby created effective January 1, 1992 through the amendment and restatement of the Supplemental Retirement Savings Plan of IBP, inc. (the “SRSP”) pursuant to Article VI of the SRSP and the amendment and restatement of the Group Deferred Compensation Plan of IBP, inc. (the “GDCP”) pursuant Section X of the “GDCP”, as authorized by a Resolution adopted by the Company’s Board of Directors on January 29, 1992. The merged Plan was amended and restated effective January 1, 1998, and again amended and restated effective August 1, 2000.

1.2	Establishment and Purpose

The Plan shall continue the purposes for which the SRSP and GDCP were both established by the Company. Those purposes include: (1) to provide to select group of Highly Compensated Employees, as defined by the Internal Revenue

Code of 1986, as amended, a plan for the creation of retirement savings through employer deferred Nonelective Profit Sharing Contributions; (2) to permit deferral of current income including base salary, bonuses, stock grant (cash equivalent or stock), and other cash payments from the Company such as through employer Matching Contributions and/or through an unfunded “Executive

Supplemental Retirement Plan” within the meaning of Sections 201(2), 301(a)(3),

and 401(a)(l) of ERISA and consistent with the restrictions and limitations placed upon the participation of highly compensated employees in qualified plans under the Internal Revenue Code of 1986; and (3) for any other business purpose which may assist the company to attract, retain and motivate this select group.

1.3	Application of Plan

The terms and provisions of this Plan are applicable to (i) eligible employees who are in the active employ of the Company on or after January 1, 1993 and (ii)

Participants in the SRSP and GDCP on January 1, 1992.

ARTICLE II DEFINITIONS AND CONSTRUCTION

2.1	Definitions

The following terms shall have the meaning stated below unless the context clearly indicates otherwise:

a. “Board of Directors” shall mean the Board of Directors of IBP, inc.

b.	“Bonus Year” shall mean the fiscal year of IBP, inc., which is the period during which employees earn his/her discretionary cash bonus pursuant to “IBP Policies Affecting Employee Relations” or his/her contract for employment, if any.

c. “Break in Service” shall mean the cessation of crediting service when the

Employee...

(i)	resigns;

(ii)	is discharged;

(iii)	fails to report for work within the period required under the law or Employer’s policy;

(iv)	is on an authorized leave of absence and fails to return to

employment, in which case the Employee’s Break in Service shall be deemed to have occurred on the first day of the Employee’s authorized leave of absence; or

(v)	retires or dies.

d. “Cash Balance” shall mean the amount of a Participant’s Account with respect to each deferral under this Plan and all deferrals previously made under the applicable provisions of the SRSP and GDCP, together with the notional gains, losses and/or interest thereon as provided by this Plan, to the extent unpaid. The “Cash Balance” will exclude the non-vested employer
Nonelective Profit Sharing Contributions and/or Matching Contributions.

e. “Code” shall mean the Internal Revenue Code of 1986, as now in effect or hereafter amended.

f. “Committee” or “Plan Committee” shall mean the Committee designated to administer the Plan in Section 4.1.

g.	“Deferral Election” shall mean that portion of a Participant’s base salary,

bonus, stock grant (cash equivalent or stock) or other cash payment which the

Participant elects to defer pursuant to the provisions of this Plan and all deferrals previously made under the applicable provisions of the SRSP and

GDCP.

h. “Disability” shall mean disability as defined for purposes of Social Security,

plus a termination of active employment from the Company.

i.	“Key Employee” shall mean the Highly Compensated Employee as that term is defined in the Savings Plan and/or who is also a key person to the Company as evidenced by his position of responsibility as a supervisor, manager or above.

j. “ERISA” shall mean the Employee Retirement Income Security Act of 1974,

as now in effect or hereafter amended.

k. “One-Year Break in Service” means a Plan year in which an Employee who has had a Break in Service has no hours of service.

l. “Payment Date” shall mean January 15 coupled with the time and method of payment previous elected by the Participant.

m. “Participant” shall mean an employee who has satisfied the requirements of

Section 3.1 and 3.2, or a former employee for whole benefit an account is maintained under the provisions of this Plan.

n. “Participant’s Account” shall mean the bookkeeping entries maintained by the

Company or its designee in its accounting records for all of a Participant’s deferrals either under this Plan, or under the prior SRSP and GDCP and for nonelective profit sharing contributions made by the Company.

o. “Plan Year” shall mean the first Plan Year which shall begin January 1, 1992 and end December 31, 1992, and subsequent Plan Years which shall begin on
January 1 and end on the following December 31.

p. “Retirement” shall mean the termination (either voluntary or involuntary) of an

Employee’s employment relationship with the Company on or after the age of
55 years.

q. “Savings Plan” shall mean the Retirement Savings Plan of IBP, inc., a qualified plan under Code section 401(a) of the Internal Revenue Service.

r. “Stock Plan Deferral” shall mean the fair market value stock equivalent or the shares of stock voluntarily deferred by a Participant pursuant to the terms of this Plan.

Unless the context clearly indicates otherwise, terms not defined in this Section have the meanings specified in the qualified Savings Plan. Where the defined meaning is intended, the term is capitalized.

2.2	Gender and Number

Except when otherwise indicated by the context, words in the masculine gender shall include the feminine; the plural shall include the singular and the singular shall include the p1ural.

2.3 Employment Rights

Establishment of this Plan shall not be construed to give any Participant the right to continued employment by the Company, to have his terms of employment altered or amended, or to any benefits not specifically provided by this Plan.

2.4 Severability

In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality of invalidity shall not effect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been included, and the Company shall have the right to correct and remedy such issues or illegality or invalidity by amendment, as provided in the Plan.

2.5 Applicable Law

This Plan is fully exempt from Titles II, III, and IV of ERISA. The Plan shall be governed and construed in accordance with Title I of ERISA and the laws of the State of Nebraska.

ARTICLE III. PARTICIPATION AND SERVICE

3.1	Eligibility for Participation

An employee of the Company shall be eligible to become a Participant in this Plan if: (i) he is a Key Employee, or (ii) prior to January 1, 1992 he elected to participate in the GDCP for the Plan Year pursuant to Section 4.1 of the GDCP.

3.2	Participation

a.

Except as to the Employer Nonelective Profit Sharing Contributions, an employee who is eligible to participate in this plan shall become a Participant in the Plan as of the first day of the Plan Year in which the event described in Section 3.1 occurs.

b.

With respect to the Employer Nonelective Profit Sharing Contributions, an employee was an eligible Participant if he/she had been an employee January 1 through December 31 , provided, however, that Employer Nonelective Profit Sharing Contributions will not be made to participants, except for TASCO, under the Plan for any Plan Year beginning on or after January 1, 1999.

3.3	Termination of Participation

An employee who ceases to be a Highly Compensated Employee or a Key Employee during any Plan Year shall cease to be eligible to contribute to the Plan. The employee’s Deferral Elections shall cease on the last day of the Company’s regular accounting period during which eligibility ended. Deferral Elections for that portion of the Plan Year occurring prior to eligibility ending shall remain effective for those amounts of base salary, bonus, stock grants (cash equivalent or stock) and other cash payments for which a Deferral Election was made. A Deferral Election will be treated as null & void for purposes of the Plan Year if a Participant ceases to be a Highly Compensated Employee or a Key Employee between the time the Deferral Election is executed and the time it would become effective.

3.4	Service Requirement for Nonelective Profit Sharing and Matching Contributions

All years of service with the Employer are counted toward eligibility to participate for purposes of the Nonelective Profit Sharing Contributions and/or Matching Contributions, except as follows.

Nonvested Participants

In the case of a Participant whose right to the account balance derived from Employer Nonelective Profit Sharing Contributions and/or Matching Contributions is

forfeitable, years of service before a period of consecutive 1-year breaks in service will not be taken into account in computing eligibility service if the number of consecutive 1-year breaks in service in such period equals or exceeds the greater of:

(i)	five; or

(ii)	the total number of years of service. Such total number of years of service will not include any years of service disregarded under the preceding sentence by reason of a prior breaks in service.

If a Participant’s years of service are disregarded pursuant to the preceding paragraph,

such Participant will be treated as a new Employee for eligibility purposes. If a participant’s years of service may not be disregarded pursuant to the preceding paragraph, such Participant shall continue to participate in the plan, or, if terminated, shall participate immediately upon reemployment.

ARTICLE IV. DEFERRAL AND ACCOUNTS

4.1	Deferral E1ections

The Participant may elect by completing and returning an election form to the Plan Committee, or its designee, to have the Company contribute all or a portion of the Participant’s base salary, bonus, or stock grant shares pursuant to the Officer Long-Term Stock Grant Plan and the Company may in its sole discretion contribute other cash payments on a Participant’s behalf (collectively “Compensation Deferrals”) to the Plan.

The Participant’s Compensation Deferrals shall be made according to the following terms and provisions:

a.

base salary may be deferred in a percentage or fixed dollar amount (i) prior to the beginning of, or (ii) as to base salary not yet earned at any time during, the Plan Year. The Participant may elect to discontinue base salary deferral at any time during the Plan Year, provided that the election to discontinue shall be effective until the next salary period following the date of the participant’s election to discontinue;

b.	bonus may be deferred prior to the beginning of or during the Bonus Year as follows:

(1)	in a percentage amount not to exceed 100%, of the Participant’s bonus if the Participant’s date of election as to such bonus deferral is made four (4) months prior to the end of the Bonus Year; or

(2)

in the alternative, in a fixed dollar amount as the Participant may elect for the bonus, but not to exceed 100% of the Participant’s if the Participant’s date of election as to such bonus deferral is made four (4) months prior to the end of the Bonus Year;

c.

the fair market value of shares and dividends of participants in the Officer Long-Term Stock Plan (Stock Plan) may be deferred for any shares or dividends not yet earned. A participant in the Stock Plan may defer 100% or a portion of this fair market value in one (1) percent increments. The election to defer shall be made prior to November 1 in the calendar year prior to the calendar year that such stock would be vested pursuant to the Stock Plan;

d.

the Plan Committee may reject (i) any or all of a Deferral Election by a Participant for any Plan Year if the Participant’s election form is not timely filed or completed in full compliance with the terms of the form and of this Plan, and (ii) all Deferral Elections for any Plan Year if the Plan Committee in its sole discretion shall determine at any time prior to the end of the then current Plan Year that deferrals of compensation have become inadvisable by reason of changes in the Federal tax laws, or for any other reason;

e.

as to (i) that portion of base salary or bonus for which the Participant has not made a Deferral Election, (ii) a Plan Year for which the Participant has failed to make any Deferral Election, (iii) a Plan Year in which the Plan Committee rejects a Participants Deferral Election, or (iv) a Plan Year in which the Plan Committee rejects all Compensation Deferral Elections, the Participant shall be paid by the company in the usual manner and without regard to this Plan; and

f.

the Participant’s base salary, bonus, stock grant shares, and other cash payments are such amounts of compensation as are payable by the Company to the Participant by reason of employment with the Company and without regard to any term or provision of this Plan; no term or provision of this Plan shall amend or be interpreted to alter or change the Company’s compensation policies with regard to the payment of base salary, bonus, stock grant cash equivalent, or other cash payments to employees.

4.2	Matching Contributions

The Company shall make a Matching Contribution equal to 50 percent of the base salary contributed by or on behalf of each Participant employed by the Company who has satisfied the eligibility requirements in section 3.1 and is employed in a Matching Contributions Unit; provided, however, that no more than 3 percent of the Participant’s gross compensation for any pay period shall be matched by such Matching Contribution.

The Matching Contributions to be made on behalf of a Participant for a Plan Year shall be determined by reference to each pay period within such Plan Year during which the Participant has an election in effect with respect to base salary contributed, if a Participant is making contributions of base salary to the Savings Plan and at the same time is making contributions of base salary to this Plan then the Matching Contributions described here and also in section 4.4 of the Savings Plan shall be deposited in the Participant’s account in the RSP first, and if there is any Matching Contributions that cannot be deposited into the Savings Plan they shall be deposited into this Plan. The Matching Contributions shall be allocated to such Participant’s Matching Contributions Account at the same time as the base salary, which it matches.

4.3    Participant’s Accounts

a.

Consistent with the terms and provisions of Section 7.1 of this Plan there shall be maintained for each Participant, for bookkeeping purposes only, a separate notional deferred account in the books and records of the Company. Each account shall contain a sub-account for each time and method of payment that the Participant has created by a Deferral Election or time and method of payment elected for either the Nonelective Profit Sharing Contributions or the Matching Contributions to the Plan. Each sub-account shall be credited with the amount of the Participant’s Compensation Deferral, Employer’s Nonelective Profit Sharing Contribution or Matching Contribution and the notional gains, losses and/or accrued interest on such deferrals under this Plan.

b.

1.

On or after January 1, 1998, amounts credited to a Participant’s Account (except for Stock Plan Deferral subaccount) shall be credited with gains, losses, or interest based upon optional investment directions made by the Participant in accordance with notional investment deferral crediting options and procedures adopted by the Committee from time to time. A Participant may make a change in allocations on a daily basis. The Employer specifically retains the right in its sole discretion to change the notional crediting options and procedures. Nor is the Employer required to follow the Participant’s notional investment directions in any actual investment it may make or acquire in connection with Plan.

2.

On or after January 1, 1998, shares, if any, credited to a Participant’s Account (subaccount) as Stock Plan Deferral, shall be maintained and credited or charged, including dividends, stock splits and the like as notional shares only. A Participant may elect to reallocate some or all of his/her balance in Stock Plan Deferral subaccount into one or more of the other notional investment deferral crediting options as adopted by the Committee from time to time. However, a Participant may not reallocate amounts so moved out of the Stock Plan Deferral subaccount back into it; nor may a Participant allocate other deferral amounts into the Stock Plan Deferral subaccount or reallocate other deferral amounts from other notional investment deferral crediting options into the Stock Plan Deferral subaccount.

c.

All sub-accounts under this Plan created between January 1, 1992 and December 31, 1997 earned interest at the rate fixed by the Executive Committee of the Board of Directors to be effective on the Payment Date of each year which rate shall be no less than the average of the prime or reference rates quoted by the Company’s principal lender (the “Reference

Rate(s)”) on the first banking days of March, June, September and

December (the “Reference Date(s)”) immediately preceding the Payment

Date and which was accrued and credited to the sub-account on the annual

Payment Date based upon the average daily balance in the sub-account for the preceding Plan Year. After crediting the sub-account with the accrued interest all distributions, withdrawals, and other payments to the Participant for the Plan Year were paid from such sub-account based upon the remaining number of installments due to the Participant under this Plan or due to the Participant pursuant to Section 4.5b of this Plan relating to the prior GDCP or SRSP, provided that, as to either: (i) a lump sum distribution payment upon tennination, or (ii) a final installment payment, which did not occur on a Payment Date pursuant to Section 4.5b, such payment earned interest at the rate fixed by the Executive Committee which rate was no less than (x) the Reference Rate quoted on the December Reference Date, or (y) the average of all the Reference Rates quoted on the Reference Dates, preceding the date of such payment during the Plan Year, and which was accrued and credited to the Participant’s sub-account based on the average daily balance in the sub-account from the preceding Payment Date and was included in such payment to the Participant.

d.

Deferral amounts shall be credited to a Participant’s account as of the business date it would have otherwise been received by the Participant, or in the case of any Employer Contribution, as defined under Section 4.5 herein. Valuation on a Participant’s Accounts shall be made on a daily basis.

4.4	Vesting

a.	Deferral Elections

Under this Plan a Participant shall at all times be 100% vested in his/her

Cash Balance , except as described in Section 4.4(b). In addition, a

Participant shall be 100% vested in the balance of his/her Stock Plan

Deferral subaccount(s), if any, including any dividends, stock splits or the like.

b.	Employer Contributions

A Participant shall have a vested and nonforfeitable interest in that portion of such Participant’s Nonelective Profit Sharing Contribution and/or Matching Contribution Account in accordance with the following schedule:

Completed Years of Service          Vested Percentage

Less than 5 years	-0%-

5 or more years	100%

(i)

Notwithstanding the above vesting schedule, a Participant shall be fully vested and have a nonforfeitable interest in the Participant’s entire Nonelective Profit Sharing Contributions and/or Matching Contributions Accounts if the Participant retires at or after attaining early retirement age 55;

(ii)	the Participant attains normal retirement age 65 while still an employee;

(iii)	the Participant dies or suffers a Disability while an Employee; or

(iv)

while the Participant is an Employee, contributions to the Plan are completely discontinued or the Plan is terminated, or the Plan is partially terminated and such Participant is affected by such partial termination.

An Employee who due to salary increase becomes a Key Employee, such Employee shall be credited with Service, for purposes of vesting, for all the Employee’s employment with Employer before and after such change in compensation level. Such Service shall be credited in accordance with Section 4.4.

4.5	Deferral Elections: Form of Payment and Commencement Date

Payments to Participants under this Plan shall be made in accordance with the Participant’s timely made Deferral Elections, and shall be governed by the following terms:

a.	Form of Payment

The Participant may make separate time and method of payment elections for Deferral Elections, either for salary reduction or bonus deferral, Employer Nonelective Profit Sharing Contributions and Officer Long-Term Stock Plan deferrals. Payments from the Participant’s sub-accounts with regard to Deferral Elections under this Plan shall be paid on the applicable Payment Date(s), at the election of the Participant, either in:

1.	one lump sum, or

2.        substantially equal annual installments, not to exceed fifteen (15)

commencing as the Participant elects provided that the minimum Cash Balance in any sub-account is $5,000 or more and at such time as any sub-account is at that amount or below, the Cash Balance in such sub-account(s) shall be paid to the Participant on the next annual Payment Date, Any sub-account of less then $5,000 shall be treated as a small account and distributed lump- sum regardless of the Participant’s election.

b.	Elections Under Former Plans

Elections made as to time and method of payment under the Company’s SRSP and GDCP prior to January 1, 1992 by Participants shall continue in full force and effect as to each such election for each type of deferred cash award, salary deferral, non-discretionary award or profit sharing contribution, as those terms were used under the SRSP and GDCP. Elections made as to time and method of payment, effective as deferrals between January 1, 1992 and December 31, 1997, by Participants shall also continue in full force and effect.

c.	Commencement Date

Payments to Participants under this Plan shall commence on such date as the Participant’s Deferral Election shall specify as to time of payment, and unless the Participant otherwise directs in writing, must commence no later than the first annual Payment Date after the close of the Plan Year in which the Participant’s termination of employment occurs. However, a Participant may elect a new Payment Date extending the Payment Date once, as to any deferral subaccount, and such new election as to that subaccount must be made by November 1 in the calendar year prior to the calendar year in which payment would begin. This election shall be made in writing to the Committee in such form and manner as the Committee in its sole discretion, shall prescribe from time to time.

d.	Payment Date

The annual Payment Date for distributions to Participants under this Plan shall be January 2nd of each Plan Year or the first business day thereafter. The Payment Date shall also be the date for the accrual and crediting of interest to all Participants’ sub-accounts under this Plan. The Payment Date shall not apply to time and method of payment elections governed by Section 4.5b of this Plan, except as to the crediting of gain, losses, and/or interest to the Participants’ sub-accounts

e.	Distribution To Beneficiaries

The balance, if any, of a deceased Participant’s Account shall be distributed in accordance with the beneficiary designation made by a

Participant on deferral election form filed by the Participant with the Plan Committee, or its designee. Such distribution shall be made in the manner provided in the election or, if no method is provided on such form, then in a lump sum to the beneficiary on January 2nd, or the first business day thereafter, of the next Plan Year. In the event a Participant fails to complete a beneficiary designation, the proceeds of a Participant’s Account shall be payable to the Participant’s legal representative.

f.	Hardship Withdrawals

A Participant may apply in writing to the Committee for, and the Committee may permit, a hardship withdrawal of all or any part of a Participant’s Account if the Committee, in its sole discretion, determines that the Participant has incurred a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee, in its sole and absolute discretion. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Committee. The Committee may require a Participant who requests a hardship withdrawal to submit such evidence as the Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

g.	Election based upon Change In Employer’s Credit Rating.

An existing Participant, and a newly eligible Participant may make a onetime election, on his/her first Deferral Election form applying to deferrals effective on or after January 1, 1998, to receive a lump sum distribution on his/her entire Cash Balance no later than forty-five (45) days after the date on which the Employer’s Standard & Poor’s rating on senior indebtedness falls below BB+. This one-time election applies to all Cash Balances attributable to deferrals on or after January 1, 1998, and failure to make this election on a timely basis will be deemed a waiver by the Participant to make this one-time election under the Plan.

4.6	Nonelective Profit Sharing Contributions

Notwithstanding any provision of the Plan to the contrary, Employer Nonelective Profit Sharing Contributions and the Accounts maintained in connection therewith shall be governed as prescribed below.

a.	Discontinuance of Contributions

Employer Nonelective Profit Sharing Contributions will not be made to any employees, except for those employees of TASCO, under the Plan for any Plan Year beginning on or after January 1, 1999.

b.	Maintenance of Accounts

Any Employer Nonelective Profit Sharing Contributions previously made with respect to a Participant shall continue to be held in a Employer Nonelective Profit Sharing Contribution Account on the Participant’s behalf and shall remain subject to the terms and conditions herein, including the vesting provisions set out below.

c.	Distributions and Withdrawals

(i)

Distributions of accrued benefits to which the Participant has a vested interest pursuant to Section 4.6f., shall be distributed as the Participant elected, which shall be no earlier than at the time of or subsequent to termination, disability, death or retirement.

(ii)

If, after death, retirement or termination, a Participant has a remaining balance in the Nonelective Profit Sharing Contribution and/or Matching Contribution Accounts, the accounts shall continue to be maintained and adjusted under Section 4.3 until such balance is distributed under the applicable provisions of the Plan.

(iii)

The annual Payment Date for distributions to Participants shall be January 15th of each Plan Year. The Payment Date shall not apply to the time and method of payment elections governed by Section 4.5b of this Plan except as to the crediting of gains, losses and/or interest on the Participant’s sub-accounts.

(iv)

The balance, if any, of a deceased Participant’s Nonelective Profit Sharing Contribution and/or Matching Contribution Accounts shall be distributed in accordance with the beneficiary designation made by the Participation on its Election form filed by the Participant with the Plan Committee, or its designee. Such distribution shall be made in the manner provided in the election, or if no method is provided on such form, then in a lump sum to the beneficiary.

(v)	In the event a Participant shall fail to make an election concerning distribution, distribution shall be made in a single lump sum on January 15th of the next Plan Year.

(vi)	Forfeitures of notional nonvested accrued benefits.

(a)

If a Participant’s employment terminates and he has notional nonvested accrued benefits balance in his Nonelective Profit Sharing Contribution and/or Matching Contribution Accounts, that amount shall be treated as a forfeiture at the end of the Plan Year in which termination of employment occurred unless the participant becomes reemployed by the Employer and is eligible to participate pursuant to Section 3.4.

(b)

If a Participant forfeits any notional nonvested accrued benefits from his Nonelective Profit Sharing Contribution and/or Matching Contribution Accounts as described in (a) above, and is reemployed by any Employer prior to incurring five consecutive One-Year Break in service and is eligible to participate, the previously forfeited notional amounts will be restored.

(c)

If a Participant incurs five consecutive One-Year Break in Service, the Participant shall permanently forfeit the nonvested accrued benefits pursuant to Section 3.4, at the time of the Participant’s initial termination of employment.

(vii)	Commencement of Distributions

Payments to Participants of their vested (i.e., nonforfeitable) amounts from their Nonelective Profit Sharing Contribution and/or Matching Contribution Accounts shall commence on such date as the Participant’s election shall specify as to the time of payment, subject to the provisions of Section 4.6 e. above and unless the Participant otherwise directs in writing, must commence no later than the first annual Payment Date after the close of the Plan Year in which the Participant’s termination of employment occurs. However, a Participant may elect a new Payment Date extending the Payment Date once, as to any deferral subaccount, and such new election as to that subaccount must be made by November 1 in calendar year prior to the calendar year in which payment would begin. This election shall be made in writing to the Committee in such form and manner as the Committee in its sole discretion, shall prescribe from time to time.

If a Participant dies after the Participant’s termination of employment but prior to receiving the full distribution of the Participant’s Nonelective Profit Sharing Contribution and/or Matching Contribution Accounts, any unpaid balance thereof at the time of the Participant’s account shall be distributed to the Participant’s beneficiary consistent with the election method chosen by the Participant. If the Participant dies without having made an election as to time and method of payment to the designated beneficiary, the beneficiary shall be paid in a lump sum on January 15th of the Plan Year afterthe Participant’s death.

(viii)	Method of Distribution

The distribution of a Participant’s benefit shall be made in one of the following ways as the Participant (or the beneficiary of a deceased Participant) shall select: (a) in a lump sum; or (b) in installments payable in substantially equal amounts continuing over a period certain not exceeding the longest of 15 years.

(ix)	Hardship Withdrawals

Subject to the approval of the Plan Administrator, a Participant may make a hardship withdrawal from the Participant’s Nonelective Profit Sharing Contribution and/or Matching Contribution Accounts as to the vested amounts only. The withdrawals shall be governed by the terms found in Section 4.5 f. above.

ARTICLE V. ADMINISTRATION

5.1	The Committee

This Plan shall be administered by the Plan Committee, which shall be made up of the General Counsel, Treasurer, and Division Head for Human Resources of the Company. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

5.2 General Powers of Administration

The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants, and Beneficiaries. The Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Committee shall be personally liable for any actions taken or not taken by the Committee unless the member’s action involves willful misconduct.

5.3 Cost of Administration

The costs of administering the Plan shall be borne by the Employer unless and until the Participant receives written notice of the imposition of such administrative costs, with such costs to begin with the next Plan Year and none may be assessed retroactively for prior Plan Years. Such costs shall be charged against the Participant’s Account and shall be uniform for all Plan Participants. Such costs shall not exceed the standard rates for similarly designed nonqualified plans under administration by high quality third party administrators at the time such costs are initially imposed and thereafter.

5.4 Indemnification of Committee

The Employer shall indemnify the members of the Committee, its agents, officers and employees of the Employer, against any and all claims, losses, damages, expenses, including attorney’s fees, reasonably incurred by them, and any liability, including any amounts paid in settlement (with the Company’s written approval) arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

ARTICLE VI. DETERMINATION OF BENEFITS, CLAIMS PROCEDURE

6.1	Claims

A person who believes that he is being denied a benefit to which he is entitled

Under the P1an {hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee at the Employer’s then principal place of business.

6.2	Claim Decision

Upon receipt of a claim, the Employer shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional ninety (90) days for reasonable cause. A failure to reply within the time period shall be deemed a denial of the Claimant’s claim by the Employer

If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)	The specific reason or reasons for such denial;

(2)	The specific reference to pertinent provisions of the Plan on which such denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(4)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claims for review; and

(5)	The time limits for requesting a review under Section 6.3 and for review under Section 6.4 hereof.

6.3	Requests for Review

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review the determination of the Committee. Such request must be addressed to the Secretary of the Employer, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Employer. If the Claimant does not request a review of the Corporation’s determination by the Secretary of the Employer within such sixty (60) day period, he shall be barred and estopped from challenging the Company’s determination.

6.4	Review of Decision

Within sixty (60) days after the Secretary’s receipt of a request for review, he will review the Company’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. if special circumstances require that the sixty (60) day time period by extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. A failure to render a written opinion within this time period shall be deemed a denial of the Claimant’s appeal and a denial of the claim. Only upon exhaustion of the administrative remedies outlined above may a Claimant or his/her duly authorized representative begin a legal action claiming benefits under the Plan.

ARTICLE VII. GENERAL PROVISIONS

7.1	Unsecured General Creditor Status of Employee

The payments to Participant, his Beneficiary or any other distributee hereunder

Shall be made from assets which shall continue for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant’s Beneficiary or other distributee acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor require any legal or equitable right, interest or claim in or to any propeity or assets of the Company.

In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Employee (or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part hereunder, neither the Participant, Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such shall possess and, may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participation, Beneficiary, or other distributee or held as collateral security for any obligation of the Company hereunder. An Employee’s consent, participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company, and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to a Participant.

7.2	Action by the Company

Any action required of or permitted by the Company under this Plan shall be by resolution of the Board of Directors or its Executive Committee or of any person or persons authorized by resolution of the Board of Directors or its Executive Committee including, but not limited to, the Plan Committee.

7.3	Interests not Transferable

The interests of the Participants and their beneficiaries under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, or encumbered. if a Participant or beneficiary shall attempt to transfer, assign, alienate, or encumber any interest under this Plan, the Plan Committee, in its discretion, may hold or apply such interest or any part thereof to or for the benefit of the Participant, his beneficiary, his spouse, children, blood relatives, or other dependents, or any of them, in such manner and in such proportions as the Plan Committee may consider proper.

7.4	Effect on Other Benefit Plans

Amounts recited or paid under the Plan shall not be considered to be compensation for the purposes of any other plans maintained by the Company. The treatment of such amounts under any other employee benefit plan shall be determined pursuant to the provisions of such plan.

7.5	Tax Liability

The Company may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as the Company may reasonably estimate to be necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

7.6	No Trust Created

Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, not be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his beneficiary, or any other person. Likewise, nothing contained in this Agreement, and no action taken pursuant to its provisions prohibits the creation of any trust or other fiduciary action specifically created or action taken by the Company with the specific intent to affect this plan.

ARTICLE VIII. AMENDMENT AND TERMINATION

8.1	Amendment, Termination

The Company reserves the right to amend this Plan from time to time and reserves the right to terminate the Plan at any time, but any such amendment or termination shall not without the consent of the Participation have the effect of reducing or eliminating any account balances accrued, but not yet payable, under the terms of this Plan as of the date of the amendment or termination.

8.2	Payments Upon Termination

Upon termination of this Plan, the Executive Committee of the Board of Directors shall determine the date or dates of distributions from this Plan to the Participants, which date or dates shall not be later than the date or dates which the Participants, or their beneficiaries, would otherwise receive benefits hereunder. Deferral Elections shall cease to be effective prospectively as of the date determined by the Executive Committee.

IBP, inc.

DIRECTOR’S CONSENT TO ACTION

WITHOUT A MEETING OF THE

EXECUTIVE COMMITTEE

The undersigned, being all of the members of the Executive Committee of the Board of Directors of IBP, inc., a Delaware corporation (“Company”), hereby consent in writing on the adoption of this restatement of the Retirement Income Plan of IBP, inc., effective August 1, 2000.

WHEREAS, IBP, inc. (the “Company”) maintains the Retirement Income Plan of IBP, inc. (the “Plan”) for the benefit of its eligible employees; and

WHEREAS, pursuant to Section 8.1 of the Plan, the Company has the power to amend the Plan at any time; and

WHEREAS, it is the desire of the Company to now amend and restate the Plan as attached hereto.

NOW, THEREFORE, in consideration of the foregoing, the Plan, as attached, is hereby further amended and restated effective as August 1,
2000.

DATED this 1st day of August, 2000.

/s/ Robert L. Peterson
Robert L. Peterson

/s/ Richard L. Bond
Richard L. Bond

/s/ Eugene D. Leman
Eugene D. Leman

AMENDMENT TO FREEZE THE

RETIREMENT INCOME PLAN

OF

IBP, Inc.

THIS AMENDMENT is made as of this 31st day of December, 2002, by IBP, inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”).

WITNESSETH:

WHEREAS, the Company maintains the Retirement Income Plan of IBP, inc. (the “Plan”). as most recently amended and restated by indenture effective as of August 1, 2000.

WHEREAS, the Company now wishes to amend the Plan primarily to cease the accrual additional contributions under the Plan for all existing participants and to prohibit the addition of any new participants effective as of December 31, 2002.

NOW, THEREFORE, the Company does hereby amend the Plan pursuant to Section 8.1 effective as of January 1, 2003 (the “Freeze Date”), as follows:

1.	By adding the following new Section 3.5, as follows:

3.5	Plan Freeze

Notwithstanding any other provision of this Article III, any person who failed to become a Participant in the Plan prior to January 1, 2003 shall not become a

Participant at any time thereafter.”

2.	By adding the following new final sentence to Section 4.1:

“Notwithstanding any other provision of this Section 4.1, no Compensation

Deferrals shall be credited to a Participant’s Account with respect to any Plan

Year commencing on or after January 1, 2003.”

3.	By adding the following new final sentence to Section 4.2:

Notwithstanding any other provision of this Section 4.2, no Matching

Contributions shall be credited to a Participant’s Account with respect to any Plan

Year commencing on or after January 1, 2003.”

4.	By adding the following new final sentence to Section 4.3:

“Notwithstanding any other provision of this Section 4.3, effective January 1,

2003, a Participant’s Accounts shall be credited with notational gains, losses and/or accrued interest in accordance with Article IV of the Executive

Savings Plan of Tyson Foods, Inc.”

5.	By deleting Section 4.4 in its entirety and by substituting therefor the following:

“4.4 Vesting

“Notwithstanding any other provision of the Plan, a Participant who is an employee at any time on or after April 1, 2003 shall be fully vested in his

Accounts”

6.	By adding the following new final sentence to Section 4.5:

“Nowithstanding any other provision of this Section 4.5, effective January 1,

2003, distribution of a Participant’s Account shall be governed by the provisions of the Executive Savings Plan of Tyson Foods, Inc.”

7.	By adding the following new final sentence to Section 4.6:

“Notwithstanding any other provision of this Section 4.6, effective January 1,

2003, distribution of a Participant’s Account shall be governed by the provisions of the Executive Savings Plan of Tyson Foods, Inc.”

8.	By adding the following new final sentence to Article VI:

“Notwithstanding any other provision of this Article VI, with respect to any claims for benefits made under this Plan on or after January 1, 2003, the claims review procedures set forth under the Executive Savings Plan of Tyson Foods,

Inc, shall apply.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Amendment

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the day and year first above written.

IBP, inc.

By: /s/ Steve Hankins
Steve Hankins
Title: Executive Vice President and Chief
Financial Officer